Exhibit 21.1


           Subsidiaries of Integra LifeSciences Holdings Corporation


                                                       State or Country of
Name of Subsidiary                                Incorporation or Organization
------------------                                -----------------------------

1.   Camino NeuroCare, Inc.                               Delaware
2.   Heyer-Schulte NeuroCare, Inc.                        Delaware
3.   Integra LifeSciences Corporation                     Delaware
4.   Integra NeuroCare LLC                                Delaware
5.   NeuroCare Holding Corporation                        Delaware
6.   Integra Selector Corporation                         Delaware
7.   Telios Pharmaceuticals, Inc.                         Delaware
8.   Clinical Neuro Systems Holdings LLC                  Delaware
9.   Clinical Neuro Systems LLC                           Delaware
10.  Caveangle Corporation                                United Kingdom
11.  Integra NeuroSciences Holdings Ltd.                  United Kingdom
12.  Integra NeuroSciences Ltd.                           United Kingdom
13.  Spembly Medical Ltd.                                 United Kingdom
14.  GMS Gesellschaft fur medizinische
       Sondentechnic mbH                                  Germany
15.  Satelec Medical                                      France